Exhibit 10.7.6

ADDENDUM No. 5

THIS ADDENDUM is to the Broker Agreement dated March 26, 1999 between Hull & Company. Inc. (“Broker”) and USF&G Specialty Insurance Company (“Company”) as amended by addenda effective July 1, 2000, April 1, 2001, July 1, 2001 and September 1, 2001 (the “Agreement”).

WHEREAS, the Company has decided to expand its residential property insurance market into a fifth state, the State of California: and

WHEREAS, the Company would like the Broker to represent the Company for its residential property insurance business in California and the Broker agrees to so represent the Company; and

WHEREAS, the Company has agreed to provide the Broker with the use of certain computer equipment and software to assist the Broker with premium payment processing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Broker and the Company agree to amend the Agreement as follows:

1.	Section 1 of the Agreement, as previously amended, is hereby further amended to add the word “California” before the word “Florida” in the fourth line of the first paragraph of this section.

2.	A new Section 17 is added to the Agreement which provides as follows:

The Company will provide the Broker with the use of a Digital Check Corporation scanner (model number TS-400; serial number 101192) and use of a Data Treasury software application called cSp Remittance for processing premium payments in the Broker’s office in Ft. Lauderdale, FL. The Broker agrees to use the scanner and software to process the Company’s premium payments only. The scanner and software will be delivered and installed in the Broker’s Ft. Lauderdale office on or before June 20, 2002 at Company’s expense. The Company shall maintain ownership of the scanner and software. The Broker, however, will have ownership of the scanned premium check and coupon images created by the scanner and software. The Broker agrees to provide liability and property insurance coverage for the scanner and software once it arrives at the Broker’s office. The Company also agrees to pay any repair and maintenance expenses associated with the scanner and software while it is in the Broker’s care. The Broker agrees not to make any copies of or changes to the cSp Remittance software. The Broker also agrees to return the scanner and software to the Company when and as directed by the Company.

3.	All other terms and conditions in the Agreement as previously amended remain unchanged.

4.	The effective date of this Addendum shall be July 1, 2002.

IN WITNESS WHEREOF, the parties have duly authorized, executed and delivered this Addendum as of the effective date set forth above.

USF&G SPECIALTY INSURANCE COMPANY		HULL & COMPANY, INC.

By:	/s/ Karen M. Padovese	By:	/s/ Bruce E. Bowers
Name:	Karen M. Padovese	Name:	Bruce E. Bowers
Title:	Vice President	Title:	S.V.P.